EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Host Hotels & Resorts, Inc., and

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-188059) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 333-161488, 033-66622, and 333-171607)  on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-203127) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 22, 2016, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules,  and the effectiveness of internal control over financial reporting as of December 31, 2015, and (ii) our report dated February 22, 2016, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

Our reports with respect to the consolidated financial statements of Host Hotels & Resorts, Inc. and the consolidated financial statements of Host Hotels & Resorts, L.P. dated February 22, 2016, contain an explanatory paragraph that states the Company has changed its method of reporting discontinued operations as of January 1, 2014.

/s/ KPMG LLP

McLean, Virginia

February 22, 2016